Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice-President
P.O. Box 626	and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Results for the Second Quarter

(Bassett, Va.) – July 8, 2010 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended May 29, 2010.

Sales for the quarter ended May 29, 2010 were $57.8 million as compared to $57.7 million for the quarter ended May 30, 2009, an increase of 0.2%. Gross margins for the second quarter of 2010 and 2009 were 49.2% and 43.4%, respectively. The margin increase was primarily a result of the retail segment’s increased share of the overall sales mix, as well as improved margins in the Company-owned stores and in the wholesale operation. Selling, general and administrative expenses, excluding bad debt and notes receivable valuation charges, increased $1.5 million for the second quarter of 2010 as compared to the second quarter of 2009, again primarily due to the net addition of 11 Company-owned retail stores since the first quarter of 2009. The Company also recorded $1.1 million of bad debt and notes receivable valuation charges during the second quarter of 2010 as compared to $5.8 million for the second quarter of 2009, a $4.7 million decrease. The Company reported a profit of $0.1 million, or $0.01 per share, for the quarter ended May 29, 2010, as compared to a net loss of $9.9 million, or $0.87 per share, for the quarter ended May 30, 2009.

In order to better understand profitability trends related to on-going operations, the Company’s management considers the effects of certain items on results for the quarter. Accordingly, the results for the quarter ended May 29, 2010 included $0.6 million of periodic costs associated with carrying idle retail facilities. The results for the quarter ended May 30, 2009 included $1.4 million of restructuring charges including $1.1 million of asset impairment charges related to retail store and office closures and $0.3 million of severance charges, a $0.3 million lease termination charge related to the closure of the Company’s Greensboro, N.C. retail office, and $1.4 million of periodic costs associated with carrying idle retail facilities. Excluding these items, net income for the quarter ended May 29, 2010 would have been $0.7 million as compared to a net loss of $6.8 million for the quarter ended May 30, 2009. See the attached Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted to compare quarter over quarter results without these items.

At May 29, 2010, the total store network included 59 licensee-owned stores and 45 Company-owned and operated stores. During the three months ended May 29, 2010, the Company acquired certain assets of, and now operates, one additional licensee store. The Company also opened two additional stores late in the second quarter of 2010, one new and the other a store that was closed in 2008 by a former licensee. The Company closed its Mt. Pleasant, S.C. store in March 2010 as a result of an eminent domain condemnation. In addition, two single-store licensees should complete conversions to multi-brand furniture stores during the third quarter of 2010. The following table summarizes the changes in store count during the six months ended May 29, 2010:

	November 28, 2009	New Stores	Stores Acquired	Stores Closed	May 29, 2010

Company-owned stores	36	2	8	(1)	45
Licensee-owned stores	68		(8)	(1)	59

Total	104	2	—	(2)	104

“Our focus on strengthening our balance sheet and improving our operations showed more progress in the second quarter,” said Robert H. Spilman Jr., President & CEO. “Gross margins improved substantially in both our retail and wholesale segments. Cost reductions and working capital management enabled us to retire the remaining $15 million obligation on our long term bank facility as well as another $5.8 million in mortgage debt. And, for the fifth consecutive quarter, we were able to generate positive operating cash flow; this time in the amount of $1.8 million. The economy has not shown a meaningful turnaround for the furniture industry overall. Therefore, we will continue to conservatively manage the business while being as aggressive as we can in our efforts to grow the Company.”

Wholesale Segment

Net sales for the wholesale segment were $42.8 million for the second quarter of 2010 as compared to $45.0 million for the second quarter of 2009, a decrease of 4.9%. While the Company has seen a slight improvement in demand through its retail distribution channels, wholesale shipments were adversely affected by delays in receiving imported product from certain of the Company’s overseas suppliers. In an effort to mitigate the stock outages caused by these delays, the Company began increasing inventory levels during the second quarter with respect to its imported goods. Approximately 49% of wholesale shipments during the second quarter of 2010 were imported products compared to approximately 51% for the second quarter of 2009. Gross margins for the wholesale segment were 32.4% for the second quarter of 2010 as compared to 28.5% for the second quarter of 2009. This increase is due to improved margins on the Company’s imported wood products as well as the closure of its fiberboard plant during the fourth quarter of 2009 which essentially operated at a breakeven gross profit during 2009. Wholesale SG&A, excluding bad debt and notes receivable valuation charges, decreased $0.6 million, or 5.1%, for the second quarter of 2010 as compared to 2009, due primarily to lower spending due to lower sales and continued cost containment measures. The Company recorded $1.1 million of bad debt and notes receivable valuation charges for the second quarter of 2010 as compared to $5.8 million for the second quarter of 2009. This significant decrease in charges is primarily due to the Company’s efforts to work diligently with its licensees to control increases in accounts and notes receivable exposure. In addition, many of the distressed licensees for which significant bad debt and notes receivable valuation charges were required in 2009 have since been acquired by the Company and are now run as Company-owned stores. The dollar value of wholesale backlog, representing orders received but not yet shipped to dealers and company stores, was $16.6 million at May 29, 2010 as compared with $8.8 million at May 30, 2009. A significant portion of the $7.8 million increase in wholesale backlog is attributable to delayed wholesale shipments and higher than anticipated orders of certain imported upholstery products.

“Generating top line growth at wholesale continues to present a challenge for us,” said Mr. Spilman. “The overall sales environment remains tough as the consumer appears reluctant to spend on big-ticket items such as furniture, except during major promotional events. Furthermore, our shipments for the second quarter were hampered by several of our Asian suppliers’ inability to meet our order demand. Consequently, we ended May 2010 with an order backlog double that of May 2009. A substantial portion of the backlog build for the second quarter should be delivered during the third quarter as product flow and service levels improve. We are encouraged by the reception of dealers and consumers to our recent product introductions, particularly in our upholstery segment. We also began production of our new popularly priced upholstery assortment in early May and anticipate a significant contribution to our top line from these products over the remainder of 2010.”

Retail Segment

The Company-owned stores had sales of $30.5 million in the second quarter of 2010 as compared to $25.7 million in the second quarter of 2009, an increase of 18.7%. The increase was comprised of a $5.2 million increase from the net addition of 11 stores since the end of the first quarter of 2009, partially offset by a $0.4 million, or 1.7% decrease in comparable store sales (“comparable” stores include those locations that have been open and operated by the Company for all of each comparable reporting period). Deliveries to customers were adversely affected during the second quarter of 2010 by stock outages at the wholesale level due to delays in receiving imported product from the Company’s overseas suppliers, partially offset by deliveries from a strong order backlog carried over into the second quarter from February 2010.

While the Company does not recognize sales until goods are delivered to the customer, the Company’s management tracks written sales (the dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores during the second quarter of 2010 and 2009 were $21.3 million and $21.2 million, respectively.

Gross margins for the quarter increased 0.9 percentage points compared to the second quarter of 2009 due to improved pricing and promotional strategies and improved clearance margins. SG&A increased $2.4 million from the second quarter of 2009, comprised of an increase of $2.9 million resulting from the net addition of retail stores, partially offset by a decline of $0.5 million at comparable stores due to continued cost containment efforts during the quarter. On a comparable store basis, SG&A decreased 1.4 percentage points as a percentage of sales for the second quarter of 2010 as compared with the comparable 2009 period. As a result, operating losses for the comparable stores were reduced by 44% to $0.8 million. In all other stores (consisting of stores which have been acquired, opened or closed during the twelve months ended May 29, 2010), SG&A as a percentage of sales decreased 13.4 points from the second quarter of 2009 primarily because of larger backlogs acquired in the 2010 store purchases as compared with those acquired in the second quarter of 2009, resulting in a faster contribution to sales from those stores acquired in the second quarter of 2010. Refer to the accompanying schedule of Supplemental Retail Information for results of operations for the Company’s retail segment by comparable and all other stores. The dollar value of retail backlog, representing orders received but not yet shipped to customers, was $13.2 million, or an average of $294 thousand per open store, at May 29, 2010 as compared with $10.5 million, or an average of $276 thousand per open store, at May 30, 2009. A significant portion of the $2.7 million increase in retail backlog is attributable to the addition of new stores along with delayed shipments due to stock outages.

“Our comparable corporate stores continued to improve, reducing operating losses in the second quarter of 2010 by 47% as compared to the second quarter of 2009,” added Mr. Spilman. “We continue to be encouraged by this improvement. In addition, our overall corporate store results improved compared to the second quarter of 2009, despite startup costs associated with eight licensee store acquisitions and two new store openings. We do not expect to acquire as many licensee stores over the remainder of 2010, nor do we plan to open any additional new stores this year. Our focus on improved pricing and promotional strategies resulted in a 90 basis point improvement in gross margins over the second quarter of 2009 to 48.1%. As we move forward, we will continue to closely monitor the operating costs in our retail segment in order sustain these improvements.”

Balance Sheet and Cash Flow

The Company generated $1.8 million in operating cash flow during the second quarter of 2010 through improved working capital management and continued cost containment efforts, marking the fifth consecutive quarter of positive cash flow. Operating cash flow during the second quarter of 2010 was $4.8 million lower than the first quarter of 2010 in part due to the Company’s initiative to build its inventory of imported goods to levels needed to reduce the frequency of stock outages experienced during the first half of 2010. In addition, lower shipments that were experienced as a result of stock positions negatively impacted cash collections from the Company’s customers, further contributing to the decline in operating cash flow. The Company expects that an incremental investment in inventory of $3 million to $5 million during the remainder of 2010 will be made to attain desired service levels for its customers. In addition to the $13.1 million of cash on-hand, the Company has investments of $14.9 million, primarily consisting of $14.1 million in cash, money market accounts, bond funds, and individual treasuries, and $0.8 million in a hedge fund. Although the $14.1 million is primarily cash and other liquid assets, the Company presents these as long-term assets as they are pledged as collateral for the revolving debt agreement.

During the second quarter of 2010, the Company received $4.2 million in proceeds from an eminent domain condemnation settlement for the Mt. Pleasant store property. Of those proceeds, $3.2 million was used to pay off an outstanding mortgage on that property. In addition, the Company repaid a $2.4 million mortgage on another retail property that matured during the second quarter. The Company also has three additional mortgages totaling approximately $6.9 million that will mature during the twelve month period following May 29, 2010. The Company expects to satisfy these obligations through a variety of means, which may include refinancing, drawing from its revolving credit facility, or paying from cash on hand or future operating cash flow. However, there can be no assurance that any of these strategies will be successful.

The Company substantially reduced its level of outstanding debt during the second quarter of 2010. In addition to the $5.6 million of mortgage pay-offs previously noted, the Company voluntarily repaid the outstanding balance of $15.0 million on its revolving credit facility during the quarter. While that facility remains in place, it matures on November 30, 2010. The Company has initiated discussions with its bank regarding the amendment and extension of the facility beyond its current maturity. While there can be no assurance that these discussions will result in a favorable outcome, the Company expects to have an amended and extended facility in place prior to November 30, 2010.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 104 licensee- and company- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of fiscal 2010, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	Quarter Ended May 29, 2010		Quarter Ended May 30, 2009		Six Months May 29, 2010		Six Months May 30, 2009
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$57,845	100.0%	$57,718	100.0%	$110,736	100.0%	$115,529	100.0%

Cost of sales	29,408	50.8%	32,685	56.6%	56,555	51.1%	66,353	57.4%

Gross profit	28,437	49.2%	25,033	43.4%	54,181	48.9%	49,176	42.6%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	27,628	47.8%	26,115	45.2%	53,529	48.3%	52,967	45.8%
Bad debt and notes receivable valuation charges	1,115	1.9%	5,849	10.1%	3,830	3.5%	11,741	10.2%
Restructuring and asset impairment charges	—		1,388	2.4%	—		1,388	1.2%
Lease exit costs	—		285	0.5%	—		285	0.2%

Loss from operations	(306)	-0.5%	(8,604)	-14.9%	(3,178)	-2.9%	(17,205)	-14.9%

Other income (loss), net	471	0.8%	(1,187)	-2.1%	1,699	1.5%	(4,484)	-3.9%

Income (loss) before income taxes	165	0.3%	(9,791)	-17.0%	(1,479)	-1.3%	(21,689)	-18.8%

Income tax provision	(48)	-0.1%	(65)	-0.1%	(96)	-0.1%	(130)	-0.1%

Net income (loss)	$117	0.2%	$(9,856)	-17.1%	$(1,575)	-1.4%	$(21,819)	-18.9%

Basic income (loss) per share	$0.01		$(0.87)		$(0.14)		$(1.91)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) May 29, 2010	November 28, 2009
Assets
Current assets
Cash and cash equivalents	$13,093	$23,221
Accounts receivable, net	29,591	34,605
Inventories	34,281	33,388
Other current assets	8,706	13,312

Total current assets	85,671	104,526

Property and equipment
Cost	142,458	152,153
Less accumulated depreciation	94,946	101,517

Property and equipment, net	47,512	50,636

Investments	14,980	14,931
Retail real estate	28,203	28,793
Notes receivable, net	8,429	8,309
Other	8,682	9,034

	60,294	61,067

Total assets	$193,477	$216,229

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,255	$14,711
Accrued compensation and benefits	4,923	6,490
Customer deposits	9,032	5,946
Other accrued liabilities	11,481	11,730
Current portion of real estate notes payable	7,115	4,393

Total current liabilities	50,806	43,270

Long-term liabilities
Post employment benefit obligations	10,528	10,841
Bank debt	—	15,000
Real estate notes payable	7,133	16,953
Distributions in excess of affiliate earnings	9,756	10,954
Other long-term liabilities	8,177	8,877

	35,594	62,625

Commitments and Contingencies

Stockholders’ equity
Common stock	57,480	57,274
Retained earnings	48,886	50,461
Additional paid-in-capital	532	481
Accumulated other comprehensive income	179	2,118

Total stockholders’ equity	107,077	110,334

Total liabilities and stockholders’ equity	$193,477	$216,229

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	Six Months May 29, 2010	Six Months May 30, 2009
Operating activities:
Net loss	$(1,575)	$(21,819)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,959	3,350
Equity in undistributed income of investments and unconsolidated affiliated companies	(2,204)	(1,317)
Provision for restructuring and asset impairment charges	—	1,388
Lease exit costs	—	285
Provision for lease and loan guarantees	916	1,874
Provision for losses on accounts and notes receivable	3,830	11,741
Other than temporary impairment of investments	—	1,255
Realized income from investments	(2,214)	(461)
Payment to terminate lease	—	(400)
Other, net	464	325
Changes in operating assets and liabilities
Accounts receivable	183	(5,136)
Inventories	913	3,055
Other current assets	3,745	4,747
Accounts payable and accrued liabilities	1,497	(1,647)

Net cash provided by (used in) operating activities	8,514	(2,760)

Investing activities:
Purchases of property and equipment	(1,503)	(713)
Proceeds from sales of property and equipment	4,235	26
Acquisition of retail licensee stores, net of cash acquired	(277)	(481)
Proceeds from sales of investments	8,326	20,678
Purchases of investments	(8,076)	(5,273)
Dividends from affiliates	937	2,811
Net cash received on licensee notes	298	302
Other, net	—	33

Net cash provided by investing activities	3,940	17,383

Financing activities:
Net repayments under revolving credit facility	(15,000)	(1,000)
Repayments of real estate notes payable	(7,098)	(394)
Issuance of common stock	71	150
Repurchases of common stock	—	(75)
Cash dividends	—	(1,142)
Payments on other notes	(555)	(284)

Net cash used in financing activities	(22,582)	(2,745)

Change in cash and cash equivalents	(10,128)	11,878
Cash and cash equivalents - beginning of period	23,221	3,777

Cash and cash equivalents - end of period	$13,093	$15,655

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	Quarter ended May 29, 2010	Quarter ended May 30, 2009		Six Months May 29, 2010	Six Months May 30, 2009
Net Sales
Wholesale	$42,822 (a)	$45,013	(a)	$83,129 (a)	$92,960	(a)
Retail	30,466	25,660		57,503	49,403
Inter-company elimination	(15,443)	(12,955)		(29,896)	(26,834)

Consolidated	$57,845	$57,718		$110,736	$115,529

Operating Income (Loss)
Wholesale	$1,453 (b)	$(5,015	)(b)	$486 (b)	$(10,730	)(b)
Retail	(1,993)	(2,166)		(3,600)	(5,030)
Inter-company elimination	234	250		(64)	228
Restructuring and asset impairment charges	—	(1,388)		—	(1,388)
Lease exit costs	—	(285)		—	(285)

Consolidated	$(306)	$(8,604)		$(3,178)	$(17,205)

(a)	Excludes wholesale shipments for dealers where collectibility is not reasonably assured at time of shipment as follows:

	May 29, 2010	May 30, 2009

Quarter ended	$569	$2,719

Six months	715	5,508

(b)	Includes bad debt and notes receivable valuation charges of as follows:

	May 29, 2010	May 30, 2009

Quarter ended	$1,115	$5,849

Six months	3,830	11,741

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) as Reported to Net Income (Loss) as Adjusted (Unaudited)

(In thousands, except for per share data)

	Quarter ended May 29, 2010	Per Share	Quarter ended May 30, 2009	Per Share	Six months May 29, 2010	Per Share	Six months May 30, 2009	Per Share

Net income (loss) as reported	$117	$0.01	$(9,856)	$(0.87)	$(1,575)	$(0.14)	$(21,819)	$(1.91)

Restructuring and asset impairment charges	—	—	1,388	0.12	—	—	1,388	0.12
Lease exit costs	—	—	285	0.03	—	—	285	0.02
Other than temporary impairment of securities	—	—	—	—	—	—	1,255	0.11
Closed stores and idle retail facility charges	604	0.05	1,379	0.12	1,071	0.09	1,937	0.17

Net income (loss) as adjusted	$721	$0.06	$(6,804)	$(0.60)	$(504)	$(0.05)	$(16,954)	$(1.49)

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information - Unaudited

(In thousands)

	30 Comparable Stores				27 Comparable Stores
	Quarter Ended May 29, 2010		Quarter Ended May 30, 2009		Six months May 29, 2010		Six months May 30, 2009
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$22,872	100.0%	$23,266	100.0%	$40,630	100.0%	$43,025	100.0%

Cost of sales	11,778	51.5%	12,293	52.8%	20,468	50.4%	22,711	52.8%

Gross profit	11,094	48.5%	10,973	47.2%	20,162	49.6%	20,314	47.2%

Selling, general and administrative expense*	11,933	52.2%	12,481	53.6%	21,798	53.6%	23,616	54.9%

Loss from operations	$(839)	-3.7%	$(1,508)	-6.4%	$(1,636)	-4.0%	$(3,302)	-7.7%

	All Other Stores				All Other Stores
	Quarter Ended May 29, 2010		Quarter Ended May 30, 2009		Six Months May 29, 2010		Six Months May 30, 2009
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$7,594	100.0%	$2,394	100.0%	$16,873	100.0%	$6,378	100.0%

Cost of sales	4,048	53.3%	1,250	52.2%	8,831	52.3%	3,394	53.2%

Gross profit	3,546	46.7%	1,144	47.8%	8,042	47.7%	2,984	46.8%

Selling, general and administrative expense	4,700	61.9%	1,802	75.3%	10,006	59.3%	4,712	73.9%

Loss from operations	$(1,154)	-15.2%	$(658)	-27.5%	$(1,964)	-11.6%	$(1,728)	-27.1%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.